Exhibit 10.1

POWERUS CORPORATION

885 Paragon Way

Rock Hill, South Carolina 29730

October 17, 2026

Leah Lunger

221 Illumination Dr.

Ponte Vedra, Florida 32081 Dear Leah:

This letter sets forth our agreement with respect to your employment (hereinafter “letter agreement”) with Powerus Corporation, a Nevada corporation (the “Company”).

1. Employment. Your employment with the Company will be upon the terms and conditions set forth in this letter agreement beginning on November 16, 2026 (the “Effective Date”) and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties. During the Employment Period, you will serve as Chief Accounting Officer of the Company and will have the usual and customary duties, responsibilities and authorities of a person in such position and such other duties assigned to you by the Chief Executive Officer of the Company (the “CEO”) which are consistent with your position. You will report directly to the CEO. You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future (collectively, all such subsidiaries and/or affiliates, including subsidiaries formed or acquired after the date hereof, shall be referred to as the “Company Affiliates”). Except for travel for business purposes, you will be employed, and your primary office will be located, at your home office (“Primary Office”). You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from executing, this letter agreement and performing fully your duties and responsibilities hereunder.

3. Compensation.

(a) Base Salary. During the Employment Period, your base salary will be $235,000 per annum (your “Base Salary”). Effective Fiscal Year, 2027, you shall also be entitled to an annual guaranteed bonus of $50,000 payable no later than March 31 of the following fiscal year (“Guaranteed Bonus”), provided you are still employed with the Company as of such date, subject to withholding and other payroll taxes. For the sake of clarity, your first Guaranteed Bonus shall be payable no later than March 31, 2028. Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Your Base Salary may be reviewed annually (consistent with the Company’s past practice and timing) by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and may be increased by the Compensation Committee in its sole discretion (for the avoidance of doubt, such increased amount shall be considered your “Base Salary” for all purposes of this letter agreement). Unless agreed by you in writing, your Base Salary may not be decreased below your then-current Base Salary by the Board of Directors of the Company (the “Board”), Compensation Committee or otherwise.

(b) Equity Incentive Plan. You shall receive a grant as of the Effective Date of a non-qualified stock option to purchase 150,000 shares of the Company’s common stock (the “Option”), subject to the terms of the Company’s Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Equity Plan”). The Option will have a 10-year term, shall vest quarterly over four years commencing on February 16, 2027, have an exercise price equal to fair market value of a share of common stock, and shall be subject to an option agreement on terms approved by the board of directors of the Company. You shall also receive a grant as of the Effective Date of 50,000 restricted stock units (“RSUs”), each representing the right to receive one share of Powerus common stock. The RSUs shall vest quarterly over four years commencing on February 16, 2027. The RSUs shall be subject to an award agreement on terms approved by the board of directors of the Company. Vested RSUs will be settled in shares in accordance with the Plan and the award agreement.

(c) Target Compensation after Fiscal Year 2026. In addition to your Guaranteed Bonus, you shall be eligible to earn an incentive award (an “Annual Incentive Award”) under Company’s bonus program or cash incentive plan (once established), or any successor plan (the “Cash Incentive Plan”). Your target award values under the Cash Incentive Plan and the Company’s Equity Plan shall be reviewed annually by the Board or the Compensation Committee pursuant to the normal performance review policies for the Chief Accounting Officer, with such targets and objectives established by the Board or Compensation Committee in its sole discretion.

(d) Employee Benefits. During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board. During the Employment Period, you will be entitled to 15 days paid time off (“PTO”) during each calendar year (pro rated for partial years), to be used and managed consistent with applicable Company policy. PTO shall accrue evenly over the course of each calendar year during the Employment Period.

(e) Expenses. The Company shall reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, in accordance with applicable policies of the Company; provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”).

(f) Insurance. During the Employment Period, to the extent commercially available, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy as applicable to other executive officers of the Company, and with limits customary for similarly situated companies.

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4. Termination.

(a) Your employment will be on an at-will basis, for no set period of time. The Employment Period (i) will automatically terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(f) below) delivered to you as a result of your Disability (as defined in Section 5(h) below), (iii) may be terminated by the Company upon Notice of Termination at any time for Cause (as defined in Section 5(g) below), (iv) may be terminated by you upon Notice of Termination for Good Reason (as defined in Section 5(i) below), (v) may be terminated by the Company upon Notice of Termination without Cause, and (vi) may be terminated by you for any other reason.

(b) Effective as of the date of any Termination Date (as defined in Section 5(f) below), you shall be deemed, without any further action on your part, to have automatically resigned from all Company-related positions, including as an officer of the Company and Company Affiliates and you agree to resign from any positions as a member of the Board of the Company and Company Affiliates (if applicable).

5. Severance.

(a) If the Employment Period is terminated by the Company without Cause (other than due to your Disability) or by you for Good Reason, then, unless Section 5(b) applies, you will be entitled to receive, subject to applicable taxes and withholdings:

(i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(f) below) and remains unpaid, any accrued and unpaid PTO required to be paid out pursuant to the Company’s PTO policy and applicable law, all other vested payments, benefits or fringe benefits to which you are entitled to under the Company’s employee benefit programs, and any unpaid Expenses that have not been reimbursed by the Company as of the Termination Date that were incurred prior to the Termination Date (the sum of these amounts, the “Accrued Obligations”);

(ii) an amount equal to 3 months of your Base Salary plus an amount equal to your Guaranteed Bonus prorated for a partial year, which shall be payable in a single lump sum cash payment within 60 days following the Termination Date;

(iii) if your Termination Date occurs more than six months after the beginning of the then-current fiscal year (and at least six months after the Effective Date), a prorated Annual Incentive Award in respect of the fiscal year in which the Termination Date occurs in an amount equal to the product of (A) the Annual Incentive Award, if any, that you would have received for such fiscal year if you had remained employed through the date on which the Annual Incentive Award is to be paid, and (B) a fraction, the numerator of which is the number of calendar days you were employed by the Company during such fiscal year and the denominator of which is 365, which amount shall be paid in the same manner and at the same time that the Company pays other Company executive incentive awards under the Annual Incentive Plan for such fiscal year; provided that payment under this subsection (iii) shall not be duplicative of payments that you are entitled to under the Annual Incentive Plan, and any such amounts payable pursuant to the terms of the Annual Incentive Plan will be deducted from the payment provided for under this subsection (iii); and

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(iv) if you timely elect continued coverage pursuant to COBRA, the Company will reimburse you for your individual monthly COBRA premiums until the earliest to occur of (A) the date that is twelve (12) months after the Termination Date, or (B) the date on which you are no longer eligible for COBRA coverage, provided that subsidized COBRA continuation coverage contemplated herein may be subject to taxes and withholdings to the extent the Company determines necessary to ensure compliance with the non-discrimination requirements of Section 105(h) or other provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s obligation to make the payments or provide the benefits to you described in clauses (ii)-(iv) of this Section 5(a) is conditioned upon your executing and delivering, no later than 45 days following the Termination Date (and not revoking), a release relating to your employment with and service to the Company in favor of the Company, the Company Affiliates and their respective stockholders, officers, members, managers, directors, employees, subsidiaries and affiliates (the “Release Requirement”) in the form provided by the Company (a “Release”).

(b) Change in Control Termination. If the Employment Period is terminated by the Company without Cause (other than due to your Disability) or by you for Good Reason, in each case, within three months prior, upon or within 12 months following the consummation of a Change in Control (as defined below), then, subject to your compliance with the Release Requirement (except with respect to payment of Accrued Obligations, which shall not be subject to such Release Requirement), you will be entitled to receive in lieu of the severance pay and benefits described in Section 5(a) above:

(i) the Accrued Obligations;

(ii) an amount equal to one times (1.0x) the sum of (i) the greater of your annual Base Salary immediately prior to the Termination Date, or your annual Base Salary in effect immediately prior to the Change in Control, and (ii) an amount equal to your Guaranteed Bonus, which shall be paid in a single lump-sum cash payment within 60 days following the Termination Date;

(iii) an amount equal to the greater of your target Annual Incentive Award for the year in which the Termination Date occurs (or if it has not yet been established, the target Annual Incentive Award established for the immediately preceding year), or your target Annual Incentive Award for the year immediately preceding the year in which the Change in Control occurs, which shall be paid in addition to any Annual Incentive Award actually earned and payable under the Cash Incentive Plan for the relevant year, in a single lump sum cash payment within 60 days following the Termination Date;

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(iv) any time-based vesting equity awards granted to you under the Equity Plan shall immediately become vested upon your Termination Date;

(v) any performance-based vesting equity awards granted to you under the Equity Plan shall vest according to the terms of the applicable award agreement, or if not specified in the applicable award agreement, will vest at 100%;

(vi) the Company will extend the post-termination exercise period with respect to all outstanding stock options granted under the Equity Plan held by you until the earlier of (A) the date that is two (2) years after the Termination Date, or (B) the original expiration date of the stock options; and

(vii) if you timely elect continued coverage pursuant to COBRA, the Company will reimburse you for your monthly individual COBRA premiums until the earliest to occur of (A) the date that is eighteen (18) months after the Termination Date, or (B) the date on which you are no longer eligible for COBRA coverage; provided that the subsidized COBRA continuation coverage contemplated herein may be subject to taxes and withholdings to the extent the Company determines necessary to ensure compliance with the nondiscrimination requirements of Section 105(h) or other provisions of the Code.

For purposes of this letter agreement, a “Change in Control” shall be deemed to occur when and only when any of the following events first occurs: (A) any person other than a Permitted Investor (as defined below), or a group consisting solely of one or more Permitted Investors, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 55% or more of the combined voting power of the Company’s then-outstanding voting securities; (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election; or (C) the consummation of any merger (other than a merger where the Company is the survivor and there is no accompanying Change in Control under clauses (A) or (B), consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (A) solely because 50% or more of the combined voting power of the Company’s outstanding securities is acquired by (I) one or more employee benefit plans maintained by the Company or by any other employer, the majority interest in which is held, directly or indirectly, by the Company or (II) any person who is the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding voting securities. For purposes of this paragraph, the terms “person” and “beneficial owner” shall have the meanings set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the regulations promulgated thereunder, and “Permitted Investor” means any of (i) Andrew Fox, (ii) Brett Velicovich, (iii) Roman Vintfeld, (iv) Michael Sinesky, or any entities controlled by such individual(s) or any trust for the primary benefit of such individual(s), his or her spouse or his or her lineal descendants.

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(c) Termination For Cause, Resignation without Good Reason, Death or Disability. If the Employment Period is terminated by the Company for Cause, by you other than for Good Reason, or due to death or Disability, (i) the Company will pay you the Accrued Obligations as of the Termination Date, and the Company will have no further obligation to you under this letter agreement with respect to your employment with the Company.

(d) Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you, if the Company is the terminating party, or to the Company, if you are the terminating party. For purposes of this letter agreement, “Termination Date” means (i) if the Employment Period is terminated due to your death, the date of your death and (ii) if the Employment Period is terminated due to your Disability, by the Company (for Cause or without Cause) or by you (for Good Reason or without Good Reason), the date specified in the Notice of Termination (which may not be earlier than the date of such Notice of Termination). Notwithstanding anything contained herein to the contrary, you must provide at least 30 days’ written notice to the Company prior to any intended termination of your employment by you (except if your termination is for Good Reason, in which case the time periods set forth in the definition of Good Reason apply)); provided, however, that the Company’s decision to shorten or eliminate the 30-day notice period shall not constitute a termination by the Company or entitle you to any severance.

(e) For purposes of this letter agreement, “Cause” means any one of the following: (i) a material breach by you of this letter agreement or any other written agreement with the Company, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of the Company Affiliates, (iv) any repeated conduct by you in material violation of Company written policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of the Company Affiliates, (vi) your misappropriation of funds of the Company or any of the Company Affiliates, (vii) your gross negligence or willful misconduct or willful failure to comply with lawful written directions of the Board which directions are within the scope of your duties hereunder, or (viii) your engaging in discrimination, sexual or other harassment, retaliation, or any conduct involving an act of moral turpitude. A purported termination of your employment for Cause shall not be effective unless (A) the Company provides written notice to you of the facts alleged by the Company to constitute Cause and such notice is delivered to you and (B) you have been given an opportunity of no less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Cause and the Company has cooperated in good faith with your efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable. For avoidance of doubt, the circumstances set forth in clauses (ii), (iii), (v), (vi) and (viii) are not curable.

(f) For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental impairment that prevents you from performing, with or without reasonable accommodation, the essential functions of your position pursuant to this letter agreement for either (i) 90 consecutive days or (ii) 180 days during any period of 365 consecutive days, in each case as determined in good faith by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above unless you are receiving disability benefits under a short- or long-term disability plan sponsored by the Company.

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(g) For purposes of this letter agreement, “Good Reason” means (i) a material diminution in your authority, title, duties or responsibilities, (ii) the failure of the Company to make all material payments due to you under this letter agreement or otherwise or (iii) the relocation of your primary office to a location more than 25 miles from your Primary Office. A purported termination of your employment for Good Reason shall not be effective unless (A) you provide written notice to the Company of the facts alleged by you to constitute Good Reason and such notice is delivered to the Board no more than 60 days after the occurrence of such event, (B) the Company has been given an opportunity of no less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Good Reason and you have cooperated in good faith with the Company’s efforts to cure such condition or circumstance (which cooperation will not require you to waive or diminish any of your rights hereunder), but only to the extent that such circumstances are reasonably curable, and (C) you elect to terminate the Employment Period within 30 days following the end of the Company’s cure period due to the Company’s failure to cure.

6. Section 280G. Notwithstanding any other provision of this letter agreement:

(a) In the event it is determined by the accounting firm that was the Company’s independent auditor (the “Accountant”) immediately before the consummation of any transaction constituting a change in ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation (as determined in accordance with the regulations promulgated under Section 280G of the Code), that part or all of the consideration, compensation or benefits to be paid to you under this letter agreement or otherwise constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Payments”) exceeds the maximum amount that would not give rise to any excise taxes payable by you under Section 4999 of the Code, the amounts constituting Parachute Payments which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any excise taxes payable by you under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount that you would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 6, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by you before or after the transaction. You and the Company shall provide the Accountant with such information and documents as the Accountant may reasonably request in order to make a determination under this Section 6. The Company shall be responsible for all fees and expenses of the Accountant.

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(b) If the determination made pursuant to Section 6(a) results in a reduction of the Parachute Payments that would otherwise be paid to you but for the application of this Section 6, the Company or the Accountant shall promptly give you written notice of such determination, which shall provide detailed supporting calculations. Such reduction in payments shall be made in accordance with Section 409A of the Code and the following: (i) the Parachute Payments which do not constitute deferred compensation subject to Section 409A shall be reduced first, and (ii) Parachute Payments that are cash payments shall be reduced before non-cash payments, and (iii) Parachute Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date, unless, to the extent permitted by Section 409A of the Code, you elect to have the reduction in payments applied in a different order.

(c) If the initial application of this Section 6 determined that a Reduced Amount would be paid, and notwithstanding that determination, the IRS determines that any Parachute Payment that was paid constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 6 will be reapplied based on the IRS’s determination, and you will be required to promptly repay the portion of the Parachute Payments required to avoid imposition of the excise tax payable by you under Section 4999 of the Code. In the event that you are paid a Reduced Amount and the Accountant, based on controlling precedent or substantial authority, determines that additional amounts that were not paid or distributed by the Company to or for your benefit pursuant to this letter agreement could have been so paid or distributed without causing imposition of the excise tax under Section 4999 of the Code to you (an “Underpayment”) has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit.

7. Confidential Information.

(a) You will not disclose or use at any time any Confidential Information (as defined below in Section 7(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of the Company Affiliates or (iii) rights under any agreement with the Company or any of the Company Affiliates.

(b) You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or the Company Affiliates which you may then possess or have under your control. Upon request, you will also make available to the Company any smartphones or other devices on which you store Company information, so that the Company may remove such information. You acknowledge that, in the course of accessing any such smartphones or other devices for the purpose of removing Confidential Information or Work Product, the Company or its designated agents may inadvertently view or otherwise become aware of your personal information, data, files, photographs, communications, or other content unrelated to the Company (collectively, “Personal Information”). You hereby acknowledge and accept this possibility and agree that such incidental exposure shall not give rise to any claim, cause of action, or liability against the Company, its officers, directors, employees, agents, or representatives.

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(c) As used in this letter agreement, the term “Confidential Information” means information belonging to the Company or any of the Company Affiliates that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their businesses, including without limitation (i) information, observations and data concerning its and their business and affairs, products or services, and fees, costs and pricing structures, (ii) designs, (iii) analyses, (iv) drawings, designs, photographs, artwork and reports, (v) computer software, including operating systems, applications and program listings, (vi) flow charts, manuals and documentation, (vii) databases, (viii) information concerning its accounting and business methods, (ix) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (x) other copyrightable works, (xi) all production methods, processes, technology and trade secrets, (xii) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xiii) all similar and related information in whatever form.

(d) Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i) is in the public domain or becomes publicly known in the industry in which the Company or any of the Company Affiliates operates or is disclosed by the Company or any of the Company Affiliates other than as the result of a breach of this letter agreement or any other agreement by you; or

(ii) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided, however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

(e) Notwithstanding the foregoing, nothing in or about this letter agreement prohibits you from (i) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding concerning the Company without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, you are advised that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

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8. Inventions and Patents. You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of the Company Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including without limitation any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or the Company Affiliates. For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of the Company Affiliates shall be the sole owner of all right, title and interest in such Work Product, including without limitation all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this letter agreement. You hereby waive and renounce all moral rights related, directly or indirectly, to any such existing or new Work Product. You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including without limitation the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and the Company Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

9. Non-Competition; Non-Solicitation.

(a) You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and the Company Affiliates’ trade secrets and other Confidential Information as well as the Company’s customer information and goodwill, and that your services will be of special, unique, and extraordinary value to the Company and the Company Affiliates. Therefore, you agree that, during the Employment Period and any other period during which you are employed by the Company or any of its Affiliates, whether pursuant to this letter agreement or otherwise, plus an additional twelve (12) months after your separation (the “Restriction Period”) (regardless of the reason for your separation from the Company and whether caused by you or the Company), you will not (x) in the United States or any other country where, as of the time at issue, the Company or any of the Company Affiliates conducts business or (y) anywhere else that, during the then prior two-year period, the Company or any of the Company Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity: engage in, or own, manage, operate, work as an employee for, consult with, provide services or financing to, or join, control or participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise) that is engaged in the business of (i) research and development, manufacturing, marketing, and selling autonomous systems across air, ground and maritime, and software-defined autonomy capabilities and other similar platforms or (ii) such other business in which the Company or any Company Affiliates with which you worked was engaged at any time during the then immediately prior two years.

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(b) Nothing in Section 9(a) will prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

(c) During the Restriction Period, you also will not:

(i) induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand;

(ii) engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates with which you worked or any person who has been an employee, officer or manager of, or consultant to, the Company or any of the Company Affiliates with which you worked, if he or she has been in such a role at any time within the then immediately prior three months; or

(iii) assist any individual or entity to engage in the conduct referenced in clauses (i) and (ii) immediately above.

10. Enforcement.

(a) Because the employment relationship between you and the Company is unique and because you have access to Confidential Information, Work Product and Company goodwill, you agree that money damages would be an inadequate remedy for any breach of Section 7, 8 or 9. Therefore, in the event of a breach or threatened breach of Section 7, 8 or 9 (or any portion(s) thereof), you agree that the Company is entitled to enforce this letter agreement, and hereby specifically consent to entry by a court of a temporary, preliminary and/or permanent injunction (as well as any other appropriate equitable relief) to prevent any actual or threatened breach by you of said Sections 7, 8, or 9. Nothing contained in this Section 10, however, shall prohibit the Company from pursuing and recovering any remedies at law or in equity in addition to injunctive relief, specifically including the recovery of damages. Furthermore, you agree that in the event of a breach of Section 9, the time periods set forth in Section 9 shall be extended by the amount of time that you are in breach. Sections 5, 6, 7, 8 and 9 will expressly survive termination of the Employment Period and this letter agreement.

(b) The existence of any claim or cause of action by you against the Company and/or any of the Company Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 6(b), 7, 8 or 9, but such claim or cause of action shall be litigated separately.

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11. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) upon delivery, if delivered personally to the recipient, against written receipt therefor, or (b) upon the first Business Day after the date sent, if sent priority next Business Day delivery to the intended recipient by a reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Attention: Chief Legal Officer

Powerus Corporation

885 Paragon Way

Rock Hill, South Carolina 29730

If to you, to the address appearing in the Company’s records.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 11.

12. Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement or that would limit you in your duties hereunder, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are able to perform the services described in this letter agreement. The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, such agreements will be valid and binding obligations of the Company.

13. Lock-Up Agreement. In connection with a registration with the United States Securities and Exchange Commission under the Securities Act of the public sale of shares of Common Stock, you shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time prior to the effective date of such registration and continuing through and following the effective date of such registration (not to exceed 180 days) as the Company or the underwriters, as the case may be, shall specify. You agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section. You shall execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

14. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except with regard to outstanding equity awards granted under the Equity Plan, or as expressly set forth in this letter agreement. For the avoidance of doubt, the compensation and benefits provided upon a termination of employment under this letter agreement shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement, except as specifically provided herein.

(c) Successors and Assigns. The Company may freely assign this letter agreement, including to any Affiliate or in connection with any merger or sale of equity or assets, and upon such assignment the references herein to the Company shall be deemed to include the assignee. You may not assign your rights and obligations under this letter agreement without the prior written consent of the Company. Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be.

(d) Governing Law. This letter agreement will be governed by and construed in accordance with the domestic laws of Florida, without giving effect to the choice of law provisions thereof. The parties agree that any dispute under this letter agreement may be brought in the federal and state courts sitting in Florida and by this letter agreement the parties expressly consent to such courts’ jurisdiction.

(e) Amendment and Waiver. The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

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(f) Headings. The section headings contained in this letter agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter agreement.

(g) Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. The signatures of any of the persons executing this letter agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of this letter agreement.

(h) 409A Provision.

(i) The Company and you intend that this letter agreement and the payments and benefits provided hereunder comply in form and operation with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) If a payment under this letter agreement is to be made within a designated period which does not begin and end within one calendar year, you do not have a right to designate the calendar year of the payment, and the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Section 409A, each of the payments and benefits that may be made hereunder is designated as a separate and distinct payment.

(iii) For purposes of this letter agreement, to the extent required to avoid accelerated income recognition and/or tax penalties under Section 409A, (A) you shall not be considered to have terminated employment with the Company for purposes of any payments under this letter agreement which are subject to Section 409A until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (B) if, as of the date of your separation from service, you are a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A, payment to you of any amount or benefit that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this letter agreement would otherwise be payable as a result of and within six (6) months following such separation from service shall be delayed until the date that is six months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

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(iv) Except as otherwise permitted by Section 409A, the benefits and reimbursements provided to you under this letter agreement and any Company plan or policy during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this letter agreement or any Company plan or policy in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred and proper documentation is provided to the Company, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(v) If you incur any tax, interest, or penalty under Section 409A (“409A Taxes”) as a result of the Company’s act or omission which causes a failure to comply with Section 409A with respect to any Company compensation arrangements with you, the Company shall indemnify and hold you harmless from and against such 409A Taxes, including by making any additional payments necessary so that you retain the same after-tax amount that would have been received absent such 409A Taxes. The Company shall have no liability under this subsection (v) to the extent that the 409A Taxes arise from (i) any action (or failure to act) taken by you, or (ii) a change in applicable law, published guidance, or interpretation occurring after the effective date of this Agreement, if the Company operated in good faith and in a manner reasonably consistent with applicable authority existing at the time the relevant action was taken.

(i) “Business Day” Defined. For purposes of this letter agreement, the capitalized term “Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to be closed.

(j) Clawback Acknowledgement. This letter agreement and the compensation payable hereunder, as applicable, shall be subject to any applicable clawback or recoupment policies, stock ownership policies, share trading policies, and other codes of conduct and written policies that are in place as of the Effective Date and as may be revised or implemented by the Company from time to time as applicable to officers of the Company. For the avoidance of doubt, notwithstanding any other provision herein, any incentive compensation awarded to you that is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

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If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to the Company.

Very truly yours,

POWERUS CORPORATION

By:	/s/ Jim Biehl
Name:	Jim Biehl
Title:	Chief Legal Officer

The terms of this letter agreement are accepted
and agreed to as of the date set forth below by:

/s/ Leah Lunger
Leah Lunger

October 17, 2026
Date